UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 7, 2017
(Date of earliest event reported)

Halyard Health, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36440	46-4987888
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5405 Windward Parkway Suite 100 South Alpharetta, Georgia		30004
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (678) 425-9273

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosures.
Summary
In late 2014, Bahamas Surgery Center, LLC (“Bahamas”) brought a class action lawsuit in California against Kimberly-Clark Corporation (“Kimberly-Clark”) and Halyard Health, Inc. (“Halyard Health”), alleging the companies had concealed information regarding MICROCOOL* Surgical Gowns.

•	Among other allegations, Bahamas claims purchasers of MICROCOOL* gowns would have paid less for the gowns if the allegedly concealed information had been known to them.

•	The jury found against Kimberly-Clark and Halyard and awarded both compensatory and punitive damages. We expect the court to reduce the award of punitive damages to align with constitutional limits.

•	Halyard Health continues to stand by MICROCOOL* gowns, which Halyard Health believes have always been, and remain today, safe and effective for their intended use.

•	We do not believe the verdict is supported by the facts or the law, and we intend to file post-trial motions and, if necessary, appeal.

•
We believe that the ultimate resolution of this lawsuit will not materially impact Halyard Health’s liquidity, its access to capital markets, or its ability to conduct its daily operations. We look forward to continuing to serve our customers’ needs with products that are safe and effective.

Case Details
In late 2014, Bahamas brought a class action lawsuit in the U.S. District Court for the Central District of California alleging that from February 12, 2012 through January 11, 2015 (“Class Period”), Defendants Kimberly-Clark and Halyard Health concealed certain information regarding MICROCOOL* Breathable High Performance Surgical Gowns purchased by a class of private California end-purchasers during the Class Period. Among other allegations, Plaintiff claims that purchasers of the MICROCOOL* gowns would have paid less for the gowns if the allegedly concealed information had been known to them.
Defendants deny Plaintiff’s contentions, maintain that the MICROCOOL* gowns are safe and effective and have always complied with the 2003 AAMI PB70 standard under which the gowns were cleared by the U.S. Food and Drug Administration (“FDA”) in December 2010. The Defendants also deny that they concealed material information from purchasers. Defendants therefore deny liability and deny that Plaintiff or the class members are entitled to any of the relief they seek.
On April 7, 2017, after a two-week trial, a jury returned a verdict for Plaintiff, finding that Kimberly-Clark was liable for $3,889,327 in compensatory damages (not including prejudgment interest) and $350,000,000 in punitive damages, and that Halyard was liable for $261,445 in compensatory damages (not including prejudgment interest) and $100,000,000 in punitive damages.
Halyard Intends to File Motions to Challenge the Verdict and, if Necessary, to Appeal
Halyard Health is disappointed with the jury’s verdict. We recognize, though, that it is just the first step of a multi-step legal process. We believe the verdict is not supported by the facts or the law, and we intend to challenge it through post-trial motions and, if necessary, on appeal to a higher court.
For instance, in the coming weeks Halyard Health intends to file a motion for judgment notwithstanding the verdict, which will argue that the Court should reverse the jury’s verdict in whole or in part because it was based on insufficient facts and/or did not correctly apply the law. As an alternative, Halyard Health may seek a new trial. Additionally, Halyard Health intends to challenge the jury’s punitive damages award. The U.S. Supreme Court has stated that the constitutional outer limit for the ratio between punitive damages and compensatory damages in cases such as ours is 9 to 1 or lower, and in our case we believe the ratio should be lower. Halyard Health intends to rely on this and other legal authority in seeking to reduce the jury’s punitive award, which totaled more than 100 times the compensatory damages assessed against Defendants (including a ratio of approximately 382 to 1 as to Halyard Health).
The jury’s finding of liability is limited to a one-count fraud-by-omission claim under California’s common law. To find in favor of the Plaintiff, the jury was required to find that Defendants intended to deceive Plaintiff from February 2012 through January 2015 by failing to disclose certain material facts regarding MICROCOOL* gowns purchased by Plaintiff, and that Defendants’ concealment was a substantial factor in causing Plaintiff’s economic harm. Because the Court used a general verdict form, the form does not identify the material facts the jury believed were concealed.
MICROCOOL* Gowns are Safe and Effective
The Plaintiff’s case was about alleged economic harm (money), not personal injury. The jury’s verdict does not mean that MICROCOOL* gowns fail to comply with the standard under which they were cleared. Halyard Health continues to stand by

MICROCOOL* gowns, which Halyard Health believes have always been, and remain today, safe and effective for their intended use. External, highly credentialed experts who have reviewed relevant facts in our case agree. One of those experts is a former FDA reviewer and another is an expert on infectious diseases. Also, the real-world experience of our customers has confirmed the experts’ conclusions. Complaints of strikethrough-i.e., the passage of blood or other bodily fluids through the MICROCOOL* gowns’ barrier protection technology-have always been exceedingly low. At all times, the rates of strikethrough complaints received by Halyard Health have remained less than 1 complaint for every million gowns sold. To date we have sold nearly 70 million MICROCOOL* gowns, and there have been zero complaints of injury due to barrier protection.
Halyard has Robust Manufacturing Processes and Quality Systems
Halyard Health is proud of its robust manufacturing processes and quality systems. As a manufacturer of medical devices, Halyard is regulated by the FDA, and Halyard’s quality systems are subject to periodic inspection by FDA investigators. We believe that we have done an exemplary job of putting in place quality systems and processes that meet the needs of our customers, and we have always responded proactively to any issues identified by FDA.
The Ultimate Resolution of this Lawsuit Is Not Expected to Materially Impact Halyard
We believe that the ultimate resolution of this lawsuit will not materially impact Halyard Health’s liquidity, its access to the capital markets, or its ability to conduct its daily operations. We look forward to continuing to serve our customers’ needs with products that are safe and effective.
We appreciate the trust that our customers have in us and our products, and we will continue to fulfill our mission of advancing health and healthcare by preventing infection, eliminating pain and speeding recovery.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALYARD HEALTH, INC.

Date:	April 10, 2017	By:	/s/ John W. Wesley
John W. Wesley Senior Vice President and General Counsel